Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS OCTOBER
SAME STORE SALES INCREASE TEN PERCENT;
RAISES THIRD QUARTER GUIDANCE

     PEMBROKE PINES, FL., November 6, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended November 1, 2003 increased ten percent following a nine percent increase in same store sales during the corresponding four-week period last year. Total sales during the four-week period ended November 1, 2003 increased 18 percent to $81,977,000 compared with $69,621,000 for the comparable four-week period last year.

     Same store sales by brand for October were as follows:

•	Claire’s North America: positive mid teens

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s (Afterthoughts): positive high teens

     Sales for the third quarter ended November 1, 2003 increased 15 percent to $263,508,000, compared with sales of $229,967,000 during last year’s third fiscal quarter. Same store sales increased eight percent this fiscal quarter as well as during the third quarter of Fiscal 2003.

     For the first nine months of Fiscal 2004, sales have increased 13 percent to $768,284,000 compared to sales of $679,056,000 for the comparable period last year. Same store sales increased seven percent for the first nine months of this fiscal year, versus an increase of three percent during the first nine months of Fiscal 2003.

     Marla Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our North American performance continues to outpace our internal projections. Both Claire’s and Icing by Claire’s are exhibiting strength across the board, with the demand for jewelry remaining high. We are particularly pleased with the performance of Icing by Claire’s. After the internal reorganization carried out earlier this year, we predicted that performance at Icing would improve. The steady improvement over the past few months has confirmed those predictions.”

     Bonnie Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Europe is continuing to deliver very strong results in terms of cash flow, margins and earnings. While some of this is attributable to the weak dollar, much of the improvement is a result of better inventory management and improved supply chain efficiencies. We have also taken a much more disciplined approach to SG&A, with the results flowing to our bottom line. At the same time, same store sales in certain geographic areas are not at the level we had budgeted for and we are in the process of implementing a number of steps which, if successful, will result in improvement in this area.”

     The Company announced that in light of the strong same store sales reported for the month of October it has revised its guidance with respect to the third quarter of Fiscal 2004. Diluted EPS estimates have been raised to $0.48 to $0.50 from $0.41 to $0.42. These amounts include a one-time benefit of approximately $0.04 per diluted share attributable to a recently concluded tax examination that was settled more favorably than anticipated.

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,620	$77,917	13%	8%
September	$93,911	$82,429	14%	7%
October	$81,977	$69,621	18%	10%
Year to Date	$768,284	$679,056	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of November 1, 2003, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations

Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com